Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

EXPANDS WELL MAINTENANCE TREATMENTS

Excelyte™ Well Maintenance Treatments Continue to Significantly Reduce Levels of Hydrogen Sulfide Gas in Oil Wells in Uinta and Permian Basins

LITTLE RIVER, S.C., February 2, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it is providing Excelyte well maintenance treatments on approximately sixty oil wells in the Uinta Basin in Utah and twenty oil wells in the Permian Basin in New Mexico. The growth in Utah represents an increase of approximately 200% from the twenty oil wells that the Company was treating at the end of November 2014. The results in New Mexico constitute an increase of approximately 400% over the four oil wells that the Company was treating when it commenced operations in this area at the end of November 2014. Based on our current pricing and historical volume requirements, the Company estimates that these 80 wells could generate approximately $510,000 of revenue over the next twelve months. The Company currently is also in discussions with four new customers in the Uinta Basin and three new customers in the Permian Basin regarding the commencement of Excelyte well maintenance treatments.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “The growth in the number of oil wells that we are treating in both the Uinta and Permian Basins demonstrates the effectiveness and customer satisfaction regarding our Excelyte well maintenance treatments. All indications suggest continued use and growth will occur in our first two basins and there should be wide acceptance in the overall market as expansion to other basins likely occurs”.

Mr. LaVance further commented, “We believe that the recent decrease in oil prices has had a positive effect on our business, as oil producers reduce emphasis on drilling new wells and focus on making existing wells more efficient and profitable. Excelyte well maintenance treatments should lower oil production costs since Excelyte reduces the level of hydrogen sulfide gas in oil wells. We believe Excelyte acts faster than competing products due to, in part, Excelyte’s ability to rapidly kill sulfate-reducing bacteria. Excelyte also kills bacteria that corrode well equipment and well linings which should lower well repair costs for an oil producer. Further, Excelyte is easier to administer and more environmentally friendly than competing products due to its naturally occurring properties”.

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s down-hole well maintenance operations consist of treating oil production wells that test positive for hydrogen sulfide with regularly scheduled applications of Excelyte.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com